EXHIBIT 28


                       Executive Officers and Directors
                                      of
              Donaldson, Lufkin & Jenrette Securities Corporation

         The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") and their business addresses and principal occupations are set forth below. If no address is given the Director's or Executive Officer's business address is that of DLJSC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJSC and each individual is a United States citizen.


Name, Business Address      Present Principal Occupation
- ----------------------      ----------------------------

*  John S. Chalsty          Chairman and Chief Executive Officer;
                            Chairman and Chief Executive Officer,
                            Donaldson, Lufkin & Jenrette, Inc.

*  Joe L. Roby              President and Chief Operating Officer;
                            President and Chief Operating Officer,
                            Donaldson, Lufkin & Jenrette, Inc.

*  Carl B. Menges           Vice Chairman of the Board; Vice Chairman of
                            the Board, Donaldson, Lufkin & Jenrette, Inc.

*  Hamilton E. James        Managing Director; Managing Director,
                            Donaldson, Lufkin & Jenrette, Inc.

*  Richard S. Pecther       Managing Director; Managing Director,
                            Donaldson, Lufkin & Jenrette, Inc.

*  Theodore P. Shen         Managing Director; Managing Director,
                            Donaldson, Lufkin & Jenrette, Inc.

*  Anthony F. Daddino       Executive Vice President and Chief Financial
                            Officer; Executive Vice President and Chief
                            Financial Officer, Donaldson, Lufkin & Jenrette,
                            Inc.
______________________
*  Director